Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

J.B.A. Consulting Engineers, Inc. and Subsidiaries

Hollywood, FL 33021

We have audited the accompanying consolidated financial statements of J.B.A. Consulting Engineers, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.B.A. Consulting Engineers, Inc. and Subsidiaries as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

January 9, 2017

J.B.A. Consulting Engineers, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2015	September 30, 2016
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,650	$9,995
Accounts receivable, net of allowance for doubtful accounts of $176 and $174 as of December 31, 2015 and September 30, 2016, respectively	6,814	7,145
Prepaid expenses and other current assets	680	543
Total current assets	15,144	17,683
Property and equipment, net	7,529	2,730
Other assets	506	794
Total Assets	$23,179	$21,207

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$829	$1,457
Accrued liabilities	2,220	2,513
Current portion of mortgage and installment notes payable	1,032	861
Total current liabilities	4,081	4,831
Mortgage and installment notes payable, less current portion	5,781	2,822
Deferred income tax liabilities	1,823	1,823
Total liabilities	11,685	9,476

Commitments and contingencies

Stockholders’ equity:
Common stock, $1 par value; 25,000 shares authorized and outstanding	25	25
Retained earnings	18,894	21,017
	18,919	21,042
Treasury stock, at cost	(7,371)	(8,392)
Notes receivable	(908)	(902)
Total JBA stockholders' equity	10,640	11,748
Noncontrolling interests	854	(17)
Total equity	11,494	11,731
Total liabilities and stockholders’ equity	$23,179	$21,207

See accompanying notes to consolidated financial statements.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except share data)

	Year Ended	Three Months Ended		Nine Months Ended
	December 31,	September 30,	September 30,	September 30,	September 30,
	2015	2015	2016	2015	2016
		(unaudited)		(unaudited)
Gross revenues	$34,550	$8,273	$8,791	$23,238	$28,617

Direct costs:
Salaries and wages	7,834	2,041	2,203	6,008	6,498
Sub-consultant services	4,060	1,051	675	2,845	2,347
Other direct costs	1,577	140	451	886	1,375
Total direct costs	13,471	3,232	3,329	9,739	10,220

Gross Profit	21,079	5,041	5,462	13,499	18,397

Operating Expenses:
Salaries and wages, payroll taxes and benefits	11,006	2,224	3,152	7,151	8,987
General and administrative	3,525	953	1,265	2,483	3,851
Facilities and facilities related	1,355	358	470	998	1,175
Depreciation and amortization	776	164	217	491	546
Total operating expenses	16,662	3,699	5,104	11,123	14,559

Income from operations	4,417	1,342	358	2,376	3,838

Other income (expense):
Interest expense	(80)	(22)	(32)	(64)	(68)
Other income (expense)	(617)	(4)	220	(5)	162
Total other expense (income)	(697)	(26)	188	(69)	94

Income before income tax expense	3,720	1,316	546	2,307	3,932
Income tax (expense) benefit	7	(148)	(113)	(252)	(868)
Net income	3,727	1,168	433	2,055	3,064
Less: Net income attributable to noncontrolling interests	(15)	(6)	(42)	(18)	(53)
Net income atttributable to JBA	$3,712	$1,162	$391	$2,037	$3,011

See accompanying notes to consolidated financial statements.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands, except share data)

	Common Stock		Retained	Treasury Stock		Notes	Non- controlling
	Shares	Amount	Earnings	Shares	Amount	Receivable	Interest	Total
Balance, January 1, 2015	25,000	$25	$15,582	8,825	$(3,974)	$(981)	$800	$11,452

Repurchase treasury stock	-	-	-	4,700	(3,397)	-	-	(3,397)
Payment of common stock	-	-	-	-	-	73	-	73
Dividends	-	-	(400)	-	-	-	-	(400)
Net income	-	-	3,712	-	-	-	15	3,727
Distribution and other	-	-	-	-	-	-	39	39
Balance, December 31, 2015	25,000	$25	$18,894	13,525	$(7,371)	$(908)	$854	$11,494

Repurchase treasury stock	-	-	-	250	(1,021)	-	-	(1,021)
Payment of common stock	-	-	-	-	-	6	-	6
Dividends	-	-	(600)	-	-	-	-	(600)
Net income	-	-	3,011	-	-	-	53	3,064
Distribution and other	-	-	(288)	-	-	-	(924)	(1,212)
Balance, September 30, 2016 (unaudited)	25,000	$25	$21,017	13,775	$(8,392)	$(902)	$(17)	$11,731

See accompanying notes to consolidated financial statements.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended	Nine Months Ended
	December 31, 2015	September 30, 2015	September 30, 2016
		(unaudited)
Cash Flows From Operating Activities:
Net income including noncontrolling interests	$3,727	$2,055	$3,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	776	491	546
Provision for doubtful accounts	130	(230)	(188)
Loss on disposal of property and equipment	3	3	-
Deferred income taxes	(493)	-	-
Changes in operating assets and liabilities:
Accounts receivable	1,426	1,482	(143)
Prepaid expenses and other current assets	(47)	273	137
Accounts payable	(311)	141	628
Accrued liabilities	223	(833)	(402)
Other assets	560	(257)	(327)
Net cash provided by operating activities	5,994	3,125	3,315

Cash Flows From Investing Activities:
Proceeds from sale of property and equipment	-	-	6,110
Purchase of property and equipment	(619)	(563)	(1,161)
Net cash (used in) provided by investing activities	(619)	(563)	4,949

Cash Flows From Financing Activities:
Proceeds from issuance of common stock from treasury	225	208	273
Payments for treasury stock	(27)	(27)	(980)
Payments on installment notes payable	(1,010)	(757)	(2,006)
Payments on mortgage payable	(298)	(235)	(1,394)
Cash dividends paid	(400)	-	(600)
Distributions and other	39	198	(1,212)
Net cash used in financing activities	(1,471)	(613)	(5,919)

Net increase in Cash and Cash Equivalents	3,904	1,949	2,345
Cash and cash equivalents – beginning of period	3,746	3,746	7,650
Cash and cash equivalents – end of period	$7,650	$5,695	$9,995

Supplemental disclosures of cash flow information:
Cash paid for interest	$102	$79	$51
Cash paid for income taxes	$857	$252	$498

Non-cash investing and financing activities:
Installment notes payable issued for repurchase of common stock	$3,522	$3,522	$308

See accompanying notes to consolidated financial statements.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

December 31, 2015 and September 30, 2016 (Information pertaining to the

Three and nine months ended September 30, 2015 and 2016 is unaudited)

(Dollars in Thousands)

Note 1 - Organization and Nature of Business Operations

Business

J.B.A. Consulting Engineers, Inc. (collectively, the “Company or “JBA”), is a Las Vegas, Nevada-based MEP engineering, acoustics, technology, and fire protection consulting firm. JBA clients include various major theme parks, as well as casinos and entertainment groups internationally. In addition to its corporate headquarters in Las Vegas, JBA has 12 offices in California, Arizona, Massachusetts, Louisiana, Georgia, New York, Florida, and abroad in Hong Kong, Shanghai, Vietnam, and Macau. On October 26, 2016, 100% of the outstanding stock of the Company was sold to NV5 Global, Inc. (see Note 12).

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of JBA and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company enters into relationships or investments with other entities that may be a variable interest entity (VIE). A VIE is consolidated in the financial statements if the Company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE (as defined by ASC 810-10-25-38). JBA owns a 79% interest in JBA Properties, LLC (“JBA, LLC”). JBA, LLC is a limited liability corporation that owns the land and building in Las Vegas where JBA’s corporate office is located. JBA Properties, LLC. is a VIE whereby JBA is the primary beneficiary. During 2016, JBA, LLC sold the land and building to an unrelated third party and JBA entered into an operating lease for their Las Vegas location (see Note 8 – Leases).

The accompanying September 30, 2016 and 2015 consolidated financial statements are unaudited; however, in the opinion of management, the accompanying unaudited interim consolidated financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of the dates and for the periods presented. The results of operations and cash flows for the interim periods presented are not necessarily indicative of the results to be expected for a future year or any future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management’s most recent assessment of underlying facts and circumstances using the most recent information available. Actual results could differ significantly from these estimates and assumptions, and the differences could be material.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with financial institutions and investments in high quality overnight money market funds, all of which have maturities of three months or less when purchased. The Company from time to time may be exposed to credit risk with its bank deposits in excess of the Federal Deposit Insurance Corporation insurance limits and with uninsured money market investments. JBA also maintains cash and cash equivalents in foreign accounts.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Concentration of Credit Risk

Trade receivable balances carried by the Company are comprised of accounts from a diverse client base across a broad range of industries and are not collateralized. However, approximately 32% and 37% of the Company’s gross revenues for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively, are from one client.

Fair Value of Financial Instruments

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company considers cash and cash equivalents, accounts receivable, accounts payable, income taxes payable, accrued liabilities and debt obligations to meet the definition of financial instruments. As of December 31, 2015 and September 30, 2016, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, income taxes payable and accrued liabilities approximate their fair value due to the relatively short period of time between their origination and their expected realization or payment. The carrying amounts of debt obligations approximate their fair values as the terms are comparable to terms currently offered by local lending institutions for arrangements with similar terms to industry peers with comparable credit characteristics.

Property and Equipment

Property, equipment and improvements are carried at cost. Depreciation and amortization is computed primarily by using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease. Buildings and building improvements are depreciated over periods not exceeding 40 years. Estimated useful lives range from 3 to 10 years for computer equipment, office furniture, and vehicles; and from 5 to 15 years for leasehold improvements. Normal repair and maintenance costs are expensed as incurred.

 Revenue Recognition

The Company enters into contracts with its clients that contain two principal types of pricing provisions: cost-reimbursable and fixed-price.

Fixed-price contracts. Fixed-price contracts also consist of two contract types: lump-sum contracts and fixed-unit price contracts.

•

Lump-sum contracts typically require the performance of all of the work under the contract for a specified lump-sum fee, subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Many of the Company’s lump-sum contracts are negotiated and arise in the design of projects with a specified scope and project deliverables.

•

Fixed-unit price contracts typically require the performance of an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed.

Cost-reimbursable contracts. Cost-reimbursable contracts consist of two similar contract types: time and materials contracts and cost-plus contracts.

•

Time and materials contracts are common for smaller scale professional and technical consulting services projects. Under these types of contracts, there is no predetermined fee. Instead, the Company negotiates hourly billing rates and charges the clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have a fixed-price element in the form of an initial not-to-exceed or guaranteed maximum price provision.

•

Cost-plus contracts provide for reimbursement of the actual costs and overhead (at predetermine rates) incurred, plus a predetermined fee. Under some cost-plus contracts, the Company’s fee may be based on quality, schedule, and other performance factors.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Revenues from engineering services are recognized in accordance with the accrual basis of accounting. Revenues under cost-reimbursable contracts are recognized when services are performed and revenues from fixed-price contracts are recognized on the percentage-of-completion method, generally measured by the direct costs incurred to date as compared to the estimated total direct costs for each contract. The Company includes other direct costs (for example, third party field labor, subcontractors, or the procurement of materials or equipment) in revenues and cost of revenue when the costs of these items are incurred, and the Company is responsible for the ultimate acceptability of such costs. Recognition of revenue under this method is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, achievement of milestones, labor productivity and cost estimates. Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

If estimated total costs on contracts indicate a loss or reduction to the percentage of total contract revenues recognized to date, these losses or reductions are recognized in the period in which the revisions are known. The cumulative effect of revisions to revenues, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses and others are recorded in the period in which the revisions are identified and the loss can be reasonably estimated. Such revisions could occur in any reporting period and the effects on the results of operations for that reporting period may be material depending on the size of the project or the adjustment.

Unbilled work results when the appropriate contract revenues have been recognized when services are performed or based on the percentage-of-completion accounting method but the revenue recorded has not been billed due to the billing terms defined in the contract. Unbilled amounts as of the reporting date are included within accounts receivable in the accompanying consolidated balance sheets. In certain circumstances, the contract may allow for billing terms that result in the cumulative amounts billed in excess of revenues recognized.

Advertising

Advertising costs are charged to expense in the period incurred and amounted to $171 for the year ended December 31, 2015 and $332 and $96 for the nine months ended September 30, 2016 and 2015, respectively.

Allowance for Doubtful Accounts

The Company records billed and unbilled receivables net of an allowance for doubtful accounts. The allowance is estimated based on management’s evaluation of the contracts involved and the financial condition of clients. Factors the Company considers include, but are not limited to: client type, historical performance, historical collection trends and general economic conditions. The allowance is increased by the Company’s provision for doubtful accounts which is charged against income. All recoveries on receivables previously charged off are credited to the accounts receivable recovery account are included in income, while direct charge-offs of receivables are deducted from the allowance.

Leases

The Company’s office leases are classified as operating leases and rent expense is included in facilities and facilities related expense in the Company’s consolidated statements of comprehensive income. Some lease terms include rent and other concessions and rent escalation clauses which are included in computing minimum lease payments. Minimum lease payments are recognized on a straight-line basis over the minimum lease term. The variance of rent expense recognized from the amounts contractually due pursuant to the underlying leases is included in accrued liabilities in the Company’s consolidated balance sheets.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Treasury Stock

The Company accounts for repurchased common stock using the cost method.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740 “Income Taxes” (“Topic No. 740”). Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. A valuation allowance against the Company’s deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for a valuation allowance, management is required to make assumptions and to apply judgment, including forecasting future earnings, taxable income, and the mix of earnings in the jurisdictions in which the Company operates. Management periodically assesses the need for a valuation allowance based on the Company’s current and anticipated results of operations. The need for and the amount of a valuation allowance can change in the near term if operating results and projections change significantly.

The Company recognizes the consolidated financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applies the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. The Company’s policy is to classify interest and penalties as income tax expense.

Note 3 –Recent Accounting Pronouncement

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the requirements of ASU 2016-02 and has not yet determined its impact on our consolidated financial statements.

In November 2015, FASB issued ASU 2015-17— Balance Sheet Classification of Deferred Taxes. As part of FASB's accounting simplification initiative, ASU 2015-17 removes the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. Instead, the update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for entities for fiscal years beginning after December 15, 2016, with prospective or retrospective application to all periods presented. Early application is permitted. The Company does not expect the impact of this ASU to be material to its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This ASU was originally effective for annual reporting periods beginning after December 15, 2016 and early adoption is permitted as of the original effective date. Companies may use either a full retrospective or a modified retrospective approach to adopt this ASU and management has not yet determined which method it will apply. In July 2015, FASB voted to approve a one-year deferral of the effective date to December 31, 2017 for interim and annual reporting periods beginning after that date and permitted early adoption of the standard, but not before the original effective date of December 15, 2016. As a result, ASU 2014-09 will become effective for the Company in the first quarter of our fiscal year ending December 31, 2019. The Company is currently evaluating the impact of adopting ASU 2014-09 on the Company's consolidated net income, financial position and cash flows.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Note 4 – Accounts Receivable, net

Accounts receivable, net consists of the following:

	December 31,	September 30,
	2015	2016

Billed	$5,235	$5,860
Unbilled	1,342	1,179
Other	413	280

	6,990	7,319
Less: allowance for doubtful accounts	(176)	(174)
Accounts receivable, net	$6,814	$7,145

Accounts receivable consists of billed and unbilled accounts receivable represent amounts billed to clients that remain uncollected as of the balance sheet date. Unbilled accounts receivable represent recognized revenues pending billing pursuant to contract terms or accounts billed after period end, and are expected to be billed and collected within the next 12 months.

Note 5 – Property and Equipment, net

Property and equipment, net consists of the following:

	December 31,	September 30,
	2015	2016

Land and land improvements	$2,916	$-
Building and building improvements	3,410	-
Office furniture and equipment	1,910	2,039
Computer equipment	2,615	2,439
Vehicles and equipment	562	283
Leasehold improvements	2,240	2,307
	13,653	7,068
Accumulated depreciation	(6,124)	(4,338)
Property and equipment – net	$7,529	$2,730

Depreciation expense for the year ended December 31, 2015 was $776. Depreciation expense was $217 and $164 for the three months ended September 30, 2016 and 2015, respectively, and $545 and $491 for the nine months ended September 30, 2016 and 2015, respectively.

On July 13, 2016, the Company and JBA, LLC entered into a sale-leaseback agreement with a third party for its headquarters located in Las Vegas, Nevada. The sales price was $6,110. The transaction resulted in a gain of $695 net of fees in the third quarter of 2016 which is deferred and amortized as a reduction of rent expense over the initial lease term. Rent expense is included in facilities and facilities related expense in the Company's consolidated statements of comprehensive income. The leaseback has a 15-year term and is classified as an operating lease (see Note 8 – Leases).

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Note 6 – Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,	September 30,
	2015	2016
Deferred rent	$-	$687
Payroll and related taxes	1,520	1,081
Accrued vacation	634	753
Other	66	(8)
Total	$2,220	$2,513

Note 7 – Mortgage and Installment Notes Payable

Mortgage and installment notes payable consists of the following:

	December 31,	September 30,
	2015	2016

Mortgage Payable	$1,394	$-
Installment Notes Payable	5,419	3,683
Total Mortgage and Installment Notes Payable	6,813	3,683
Current portion of mortgage and installment notes payable	(1,032)	(861)
Mortgage and installment notes payable, less current portion	$5,781	$2,822

Mortgage Payable

On October 7, 2014, JBA, LLC entered into a 7-year mortgage loan secured by the land and building where the JBA headquarters is located in Las Vegas, Nevada. The interest rate is fixed at 3.24% per annum. This mortgage payable matures on October 7, 2021. The outstanding balance was $1,394 as of December 31, 2015. The mortgage payable was repaid in July 2016.

Installment Notes Payable

The installment notes payable at December 31, 2015 and September 30, 2016 represents notes payable for the repurchase of common stock of certain former stockholders of the Company. These notes are unsecured and bear interest from 0% to 4%. The notes require monthly or annual interest and principal payments though their maturity dates, which range between 2018 and 2028. The outstanding balance was $5,419 and $3,683 as of December 31, 2015 and September 30, 2016, respectively.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Future contractual maturities of long-term debt as of December 31, 2015 and September 30, 2016 are as follows:

Period ending December 31,		Period ending September 30,

2016	$1,032	2017	$861
2017	1,040	2018	861
2018	1,048	2019	861
2019	1,024	2020	748
2020	1,033	2021	352
Thereafter	1,636	Thereafter	-
Total	$6,813	Total	$3,683

As of December 31, 2015 and September 30, 2016, the carrying amount of debt obligations approximates their fair values based on Level 2 inputs as the terms are comparable to terms currently offered by local lending institutions for arrangements with similar terms to industry peers with comparable credit characteristics.

Note 8 – Leases

The Company leases various office facilities from unrelated parties. These leases expire through 2031 and, in certain cases, provide for escalating rental payments and reimbursement for operating costs.

On July 13, 2016, the Company and JBA, LLC entered into a sale-leaseback agreement for its headquarters located in Las Vegas, Nevada. The sales price was $6,110. The transaction resulted in a gain of $695 net of fees in the third quarter of 2016 which is deferred and amortized as a reduction of rent expense over the initial lease term. This deferred gain is classified as Accrued Liabilities on the accompanying balance sheet as of September 30, 2016. The leaseback has a 15-year term and is classified as an operating lease. The Company’s base rent is $425 annually.

Future minimum payments under the non-cancelable operating leases as of December 31, 2015 are as follows:

Period ending December 31,	Amount
2016	$650
2017	518
2018	281
2019	250
2020	166
Thereafter	32
Total minimum lease payments	$1,897

Note 9 – Commitments and Contingencies

Litigation, Claims and Assessments

The Company is subject to certain claims and lawsuits typically filed against the engineering, consulting and construction profession, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. However, in some actions, parties are seeking damages that exceed our insurance coverage or for which we are not insured. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters and such estimate cannot be made.

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

The Company’s office leases are classified as operating leases and rent expense is included in facilities and facilities related expense in the Company’s consolidated statements of comprehensive income. Some lease terms include rent and other concessions and rent escalation clauses which are included in computing minimum lease payments. Minimum lease payments are recognized on a straight-line basis over the minimum lease term. The variance of rent expense recognized from the amounts contractually due pursuant to the underlying leases is included in accrued liabilities in the Company’s consolidated balance sheets.

Note 10 – Employee Benefit Plan

The Company sponsors the JBA Consulting Engineers, Inc. 401(k) Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution plan. Employees must complete three months of service before being eligible to enter into the plan. Minimum age is not required of employees to participate in the plan. Once eligibility is met, employees may enter the plan. Participants may contribute up to 100% of pre-tax compensation. The 401(k) Plan allows for the Company to make matching contributions into the 401(k) Plan. During 2015, the matching contributions were limited to 6% of an eligible participants qualified wages and the Company matched 50%. During the year ended December 31, 2015, the Company contributed $208 to the 401(k) Plan.

Note 11 – Income Taxes

Income tax expense (benefit) for the year ended December 31, 2015 consists of the following:

Year Ended
December 31,
2015
Current:
Federal	$186
State	13
Foreign	287
Total current income tax expense	486

Deferred:
Federal	(493)
State	-
Foreign	-
Total deferred income tax (benefit)	(493)

Total income tax expense (benefit)	$(7)

J.B.A. Consulting Engineers, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

Temporary differences comprising the net deferred income tax liability shown in the Company’s consolidated balance sheets were as follows:

December 31,
2015
Deferred tax asset:
Accrued expenses	$336
Accrued compensation	188
Consultant payable	153
Total deferred tax asset	677

Deferred tax liability:
Accounts receivable	(2,116)
Leasehold improvements	(81)
Depreciation and amortization	(245)
Other	(58)
Total deferred tax liability	(2,500)
Net deferred tax liability	$(1,823)

As of December 31, 2015, the Company had a net deferred tax liability of $1,823. No valuation allowance against the Company’s net deferred income tax assets is needed as of December 31, 2015 as it is more-likely-than-not that these assets will be realized. Deferred income tax liabilities primarily relate to accounting basis adjustments where the Company has a future obligation for tax purposes

The Company’s consolidated effective income tax rate was (0.2%) for the year ended December 31, 2015. The difference between the effective income tax rate and the combined statutory rate is principally due to domestic production credits and research and development credits. The Company’s consolidated effective income tax rate was 20.7% and 11.2% for the three months ended September 30, 2016 and 2015, respectively, and 22.1% and 10.9% for the nine months ended September 30, 2016 and 2015, respectively. The difference between the effective tax rate and the combined statutory is principally due to domestic production credits and research and development credits.

The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. Fiscal years 2013 through 2015 are considered open tax years in the U.S. federal jurisdiction and other state jurisdictions.

Note 12 – Subsequent Events

On October 26, 2016, in connection with a stock purchase agreement (the “Agreement”), all the outstanding stock of the Company was sold to NV5 Global, Inc. (the “Buyer”). As a result, the Company became a wholly-owned subsidiary of the Buyer at that date.